March 1, 2018

To the Trustees of

DoubleLine Funds Trust

333 South Grand Avenue, Suite 1800

Los Angeles, CA 90071

Re: Expense Limitation Agreement

Gentlemen:

This Agreement, originally made and entered into as of May 22, 2014, and as amended and restated on August 21, 2014, November 20, 2014, May 14, 2015, November 20, 2015, April 1, 2016, June 30, 2016, December 22, 2016, April 1, 2017, and March 1, 2018 by DoubleLine Capital LP and DoubleLine Alternatives LP (formerly, DoubleLine Commodity LP), each a Delaware limited partnership, and accepted and agreed to by DoubleLine Funds Trust, a Delaware statutory trust, on behalf of each DFT Fund (as defined below) is hereby amended and restated as of March 1, 2018.

With reference to the Investment Advisory and Management Agreement entered into by DoubleLine Capital LP and DoubleLine Funds Trust (the “Trust”) dated March 25, 2010, the Investment Management Agreement entered into by DoubleLine Capital LP and the Trust dated November 20, 2015, and the Investment Management Agreement entered into by DoubleLine Alternatives LP (with DoubleLine Capital LP, each an “Adviser”) and the Trust dated May 14, 2015, each as amended from time to time, we hereby notify you as follows:

1. DoubleLine Capital LP hereby agrees to waive its investment advisory fee and to reimburse other ordinary operating expenses of DoubleLine Emerging Markets Fixed Income Fund, DoubleLine Multi-Asset Growth Fund, DoubleLine Low Duration Bond Fund, DoubleLine Floating Rate Fund, DoubleLine Shiller Enhanced CAPE®, DoubleLine Flexible Income Fund, DoubleLine Low Duration Emerging Markets Fixed Income Fund, DoubleLine Selective Credit Fund, DoubleLine Long Duration Total Return Bond Fund, DoubleLine Global Bond Fund, DoubleLine Infrastructure Income Fund, DoubleLine Ultra Short Bond Fund, and DoubleLine Shiller Enhanced International CAPE® (collectively, the “DL Capital Funds”), and DoubleLine Alternatives LP hereby agrees to waive its investment advisory fee and to reimburse other ordinary operating expenses of DoubleLine Strategic Commodity Fund (together with the DL Capital Funds, the “Funds”) to the extent necessary to limit the ordinary operating expenses of the following share classes to an amount not to exceed the following annual rates (based on such class’s average daily net assets):

	Class A	Class C	Class I	Class N

DoubleLine Emerging Markets Fixed Income Fund	-	-	0.95%	1.20%

DoubleLine Multi-Asset Growth Fund	1.40%	2.15%	1.15%	1.40%

DoubleLine Low Duration Bond Fund	-	-	0.47%	0.72%

DoubleLine Floating Rate Fund	-	-	0.75%	1.00%

DoubleLine Shiller Enhanced CAPE®	-	-	0.65%	0.90%

DoubleLine Flexible Income Fund	-	-	0.82%	1.07%

DoubleLine Low Duration Emerging Markets Fixed Income Fund	-	-	0.59%	0.84%

DoubleLine Selective Credit Fund	-	-	0.64%	-

DoubleLine Long Duration Total Return Bond Fund	-	-	0.65%	0.90%

DoubleLine Global Bond Fund	-	-	0.70%	0.95%

DoubleLine Infrastructure Income Fund	-	-	0.65%	0.90%

DoubleLine Strategic Commodity Fund	-	-	1.10%	1.35%

DoubleLine Ultra Short Bond Fund	-	-	0.30%	0.55%

DoubleLine Shiller Enhanced International CAPE®	-	-	0.65%	0.90%

With respect to each Fund, this agreement shall be in effect until at least July 31, 2019.

For the purposes of this agreement, “ordinary operating expenses” excludes taxes, commissions, mark-ups, litigation expenses, indemnification expenses, interest expenses, acquired fund fees and expenses, and any extraordinary expenses.

2. To the extent that an Adviser waives its investment advisory fee and/or reimburses ordinary operating expenses of a share class of a Fund to satisfy the limitations set forth in this agreement, the Adviser may seek reimbursement from that share class of a portion or all of such amounts at any time within three fiscal years after the fiscal year in which such amounts were waived or reimbursed, subject to these expense limitations; provided, however, that the Adviser shall not be entitled to any reimbursement from DoubleLine Selective Credit Fund in respect of any investment advisory fees waived by the Adviser as a result of the terms of the Letter Agreement attached hereto as Exhibit A.

3. Prior to the expiration of this agreement, as provided for in paragraph one above, the expense limitation arrangements set forth above for the Funds may only be modified or terminated, with respect to the Trust, with the approval of a majority vote of the trustees of the Trust who are not “interested persons” of the Trust, as defined under the Investment Company Act of 1940, as amended (the “1940 Act”).

4. We understand and intend that you will rely on this undertaking in preparing and filing the Registration Statements on Form N-1A for the above referenced Funds, and any amendments thereto, with the Securities and Exchange Commission, in accruing the Funds’ expenses for purposes of calculating their net asset value per share and for other purposes permitted under the 1940 Act, and expressly permit you to do so.

Very truly yours,

DOUBLELINE CAPITAL LP

By: DoubleLine Capital GP LLC, its general partner

By:	/s/ Henry V. Chase
	Name:	Henry V. Chase
	Title:	Authorized Signer

DOUBLELINE ALTERNATIVES LP

By:	RHE Group LLC, its general partner

By:	/s/ Henry V. Chase
	Name:	Henry V. Chase
	Title:	Authorized Signer

ACCEPTED AND AGREED TO ON BEHALF OF:

DoubleLine Emerging Markets Fixed Income Fund

DoubleLine Multi-Asset Growth Fund

DoubleLine Low Duration Bond Fund

DoubleLine Floating Rate Fund

DoubleLine Shiller Enhanced CAPE®

DoubleLine Flexible Income Fund

DoubleLine Low Duration Emerging Markets Fixed Income Fund

DoubleLine Selective Credit Fund

DoubleLine Long Duration Total Return Bond Fund

DoubleLine Strategic Commodity Fund

DoubleLine Global Bond Fund

DoubleLine Infrastructure Income Fund

DoubleLine Ultra Short Bond Fund

DoubleLine Shiller Enhanced International CAPE®

DOUBLELINE FUNDS TRUST

By:	/s/ Ronald R. Redell
	Name:	Ronald R. Redell
	Title:	President

Exhibit A

[DoubleLine Selective Credit Letter Agreement]